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                                                                      EXHIBIT 21

                   LIST OF SUBSIDIARIES OF WEB STREET, INC.
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       Subsidiary                                State of Incorporation
       ----------                                ----------------------
Web Street Securities, Inc.                             Illinois
WebStreet.com, Inc.                                     Delaware